Exhibit 10.1

January 30, 2025

Mr. Peter Warwick
CEO, Scholastic

Dear Peter,

This letter will confirm our mutual agreement, in accordance with the terms of the First Amendment to Amended and Restated Employment Agreement, and as approved by Scholastic’s Board in December 2024, to extend the term of the Agreement from August 1, 2025 through July 31, 2026, on the current terms and conditions of your Employment Agreement; except, your Base Salary, which, as agreed, will be increased to US $1,100,000 annually, effective August 1, 2025.

We are grateful for your continued leadership and contributions to Scholastic.

Sincerely,

/s/ Cristina Juvier
Christina Juvier
Chief People Officer

Accepted and agreed:

/s/ Peter Warwick                 January 30, 2025
Peter Warwick                    Date